Exhibit 99.1

Unusual Machines Fourth Quarter and Full Year 2025 Shareholder Letter

Conference call today at 8:30 a.m. ET

ORLANDO, FLORIDA / ACCESS Newswire /March 9, 2026 / **Unusual Machines (NYSE American: UMAC) ("Unusual Machines" or the "Company"), a leading provider of NDAA-compliant drone components, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2025 and is anticipating filing its Form 10-K with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2025 in the coming days. The Company provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

This shareholder letter follows the completion of our fourth quarter and fiscal year ended December 31, 2025.

2025 represented a turning point for Unusual Machines. During the year we financed and then rapidly expanded our operations. We executed against our strategy to build an enterprise sales business and have emerged as a leading domestic supplier of NDAA-compliant drone components.

During the year we strengthened the financial position of the company to execute an aggressive expansion through multiple financings. As of December 31, 2025, we held approximately $103 million in cash and $39 million in short-term investments, with no debt, resulting in net working capital of approximately $157 million. This capital position allows us to continue scaling manufacturing capacity, expanding our workforce, and investing in the infrastructure required to support the rapidly growing domestic drone ecosystem.

The growth in operations is now being realized in revenue increases. Revenue for 2025 totaled approximately $11.2 million, representing 101% year-over-year growth, and fourth quarter revenue was approximately $4.9 million, representing 133% sequential quarterly growth. This rapid growth reflects our operational scaling along with increasing demand for our products from enterprise customers.

We want to take this opportunity to provide additional context around our operational progress, financial results, and the scaling of Unusual Machines as we position the company for the next stage of growth.

Operations Update

Operationally, 2025 is a tale of two halves. The first half of the year was preparation and resourcing for growth while the second half of the year was the start of rapid operational expansion. Unusual Machines started to scale rapidly in the second half of 2025 as enterprise demand for NDAA-compliant drone components rapidly increased.

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Hardware businesses like Unusual Machines must expand operational capacity substantially before revenue growth is realized. This suggests that headcount expansion is the earliest indicator of scaling and revenue improvements should come about a quarter later. In other words, we need to scale engineering, manufacturing, and operational staff to support product development and production and not realize the revenue until after the products are made and shipped.

Our workforce expansion started in the third quarter. Headcount grew from 19 employees at the end of the second quarter of 2025 to 38 employees at the end of the third quarter, and 81 employees by the end of the fourth quarter. As of today, the company has grown to more than 140 employees, and we are continuing to expand and scale production.

Revenue expansion roughly trailed operational expansion by a quarter. Revenue for quarter 2 was approximately $2.1 million, quarter 3 was approximately $2.1 million and quarter 4 was approximately $4.9 million. The capacity in quarter 3 can be approximated as double the capacity in quarter 2 (headcount doubled from 19 to 38). This quarter 3 capacity expansion is the driving force behind the quarter 4 revenue growth.

There are many other growth drivers that were initiated in the second half. We have expanded our footprint from 6,900 sq ft to 62,500 sq ft across 5 locations in Orlando. We began U.S. production of motors in November and Fat Shark headsets in January of 2026. Transitioned to a 25,000 sq ft fulfillment center in December and continue to add new employees to each operations center to meet rapidly scaling demand.

Cash Flow Management

Responsible cash management has always been core to our ethos, and I want to highlight how we balance the costs of operational growth with our cash management strategy.

We ended the year with approximately $103.3 million in cash, compared to approximately $3.7 million at the end of 2024. The increase in cash was primarily driven by several equity financings completed during the year as well as warrant exercises and ATM activity. Over the course of 2025 we raised $157.8 million through equity sales. These financings allow us to invest aggressively in scaling the company while maintaining financial flexibility and providing a working capital basis for us to manage inventory and material flow.

Cash can be allocated to many different balance sheet categories at any given time. It can be used to purchase inventory, fund capital equipment, etc. The purpose of these balance sheet activities is to use the cash to generate a positive return. The best way to measure cash flow for our business is to aggregate these categories and subtract out payables to quickly understand our entire business. We call this our working capital and is summarized in Table 3. At the end of 2025, our working capital was approximately $157.4 million. Our working capital at the end of 2024 was $5.2 million and across 2025 we raised $157.8 million through equity sales. Through all activities across 2025 we generated a cash loss of approximately $5.6 million.

In this same year, we recognized a GAAP net loss of approximately $19.2 million. This GAAP loss is primarily driven by non-cash stock compensation expense of approximately $15.7 million. Reference Table 2 for additional details on our net loss to operational loss for the fourth quarter. I believe that if Unusual Machines was cash flow positive with a relatively minimal operational net loss we would be in the “goldilocks” zone for rapid growth. It demonstrates that we are constantly re-investing in maximum growth while not creating risks from significant cash depletion. As long as we continue to sustain high YoY growth rates, we will target this type of financial performance.

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Looking Ahead

Our priorities moving forward remain clear.

Scale Manufacturing

We are continuing to scale as quickly as possible. In 2026 we have already added a second and third shift to our motor production, added a second shift to our flexible assembly building, and started Fat Shark headset production. We anticipate adding battery pack manufacturing in 2026 and camera manufacturing in late 2026. We plan to dramatically increase our motor production capacity in the second half of 2026 with our automated production equipment.

Grow Revenue and Manage Margins

As we scale manufacturing, we will need to grow revenues to consume the material or we run the risk of scaling past demand and incurring significant losses. We do not believe we will be demand limited in the next 18 months. The Drone Dominance program (www.dronedominance.io) indicates the need for U.S. production of 90,000 drones in 2026 and 250,000 drones in 2027. Each drone represents about $1,000 in total revenue potential for Unusual Machines. This provides an immediately addressable market of at least $90 million this year and $250 million next year without considering the market potential of any of the other government and commercial drone programs.

Introducing new products, processes, and production facilities results in initial inefficiencies that will reduce gross margins in the short term. This margin impact is generally the most pronounced in the quarter after the facility is operational. For instance, our gross margins in Q4 of 2025 were approximately 36% while our margins from just motor production were approximately 20%. We expect margins from motor production will dip further in Q1 before rebounding as the margin impacts are not realized until after the product is shipped. Once we get past these initial inefficiencies, we will work to return margins to our 40% target.

Drive Toward Cash Flow Positive Operations

We were not cash flow positive as a company in 2025 and our operations realized a loss. Our long-term goal is to build a profitable and sustainable business. The next step toward this is for our operations to become cash flow positive. We are pushing to achieve this by the end of 2026 as revenues increase and margins recover from the anticipated drop due to the inefficiencies that come from the introduction of new operating centers and processes.

Closing Thoughts

In 2025 Unusual Machines finalized the transformation from a retail channel to a domestic drone component producer and initiated growth. The progress made in the second half of 2025 gives us a leadership position as we pursue the emerging market opportunity created by the Department of War and the FCC regulatory actions emphasizing the need for a domestic supply chain.

We significantly expanded our team, strengthened our balance sheet, and built the operational capacity needed to support increasing demand for NDAA-compliant drone components and will continue to build and expand operations to meet demand.

We believe the U.S. drone industry is still in the early stages of development, and the need for secure, domestic supply chains will continue to grow. Our focus remains on building the infrastructure necessary to support that ecosystem and we are pursuing this with the expectation that we will not be demand limited for the next 18 months.

We appreciate the continued support and confidence of our employees, our customers, and our shareholders as we work to build Unusual Machines into a leading U.S. manufacturer.

Sincerely,

Allan Evans
CEO
Unusual Machines

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Conference Call and Webcast Details

Participants may dial (888)506-0062 or (973)528-0011 for international callers. Please use access code 695837. An audio webcast will also be available by accessing this LINK.

The numbers used below and in the tables are preliminary unaudited and subject to change. Any changes may be material.

Fourth Quarter & Full Year Financial Results

•	Revenues totaled approximately $4.9 million for the three months ended December 31, 2025 as compared to $2.0 million for the three months ended December 31, 2024 which was a 144% increase for the fourth quarter year over year.
•	Revenues totaled approximately $11.2 million for the year ended December 31, 2025 as compared to revenue of $5.6 million for the year ended December 31, 2024, which represents a 101% increase year over year.
•	Gross margin for the fourth quarter was approximately 36%, which improved due to the increase in our enterprise sales mix over retail sales. Our gross margin for the year ended December 31, 2025 is approximately 35%.
•	Our loss from operations was approximately $9.7 million for the three months ended December 31, 2025 as compared to an operating loss of $2.8 million for the three months ended December 31, 2024. Included in this is non-cash stock compensation expense of $6.1 million and $1.5 million for the three months ended December 31, 2025 and 2024, respectively. See table 2 for additional details.
•	Interest income was $0.9 million for the three months ended December 31, 2025 related to interest earned from our cash balance which increased from our recent common stock offerings.
•	Unrealized gain from short-term investments was $2.7 million for the year ended December 31, 2025 and realized gains from short-term investments was $1.4 million related to investment gains from our investments made during the year.
•	Net loss for the year ended December 31, 2025 was approximately $19.2 million or ($0.74) per share as compared to a net loss of approximately $31.9 million for the year ended December 31, 2024 or ($3.84) per share. See table 2 for additional details.
•	We had approximately $103.3 million of cash as of December 31, 2025 as compared to $3.7 million as of December 31, 2024. The increase in cash primarily relates to our common stock offerings completed in May, July and October 2025 and cash exercise of warrants in February and December 2025. See table 1 for additional details.

For further information concerning our financial results, see the tables attached to this shareholders’ letter.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

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Safe Harbor Statement

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our expectations concerning the growth of our operations, our business and our revenues, the growth of the NDAA-compliant drone market, our anticipated gross margins, our plans to scale manufacturing capacity including the timing and success of new production lines for motors, batteries, cameras and headsets, our ability to achieve cash flow positive operations in the future, our workforce expansion plans, and our building a profitable business and achieving positive cash flow from operations. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include the risks that enough of our customers receive orders under the Drone Dominance program or other government programs and in turn place component orders with us; our dependence on a limited number of enterprise customers and the risk of customer concentration; the risks that our inventory buildup will become obsolete or that we cannot sell such inventory at reasonable margins; our ability to manage our rapid growth, including integrating new employees and maintaining quality control; risks relating to manufacturing bugs, delays, or failure to achieve anticipated production efficiencies; the availability of a satisfactory labor pool to meet our planned growth; potential supply chain disruptions or component shortages; the impact from tariffs, including inflation and increased costs of goods sold; risks related to our dependence on government contracts and programs, including potential funding reductions, program delays, or changes in procurement priorities; the risk that our automated production equipment may not be operational on the anticipated timeline; the risk of continued dilution from future equity financings; any risk that our auditors may require us to make changes to our financial statements, and the Risk Factors contained in our Form 10-Q, filed with the Securities and Exchange Commission (the "SEC") on November 6, 2025, Prospectus Supplements filed with the SEC on September 2, 2025, July 15, 2025, and May 6, 2025 and in our Form 10-K for the year ended December 31, 2025, which we anticipate filing in the coming days. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP - Financial Measures

This shareholder letter includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income (loss), operating income (loss), and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on adjusted net loss, which is a non-GAAP financial measure. We believe that management, analysts, and shareholders benefit from referring to the following non-GAAP financial measure to evaluate and assess our core operating results from period-to-period after removing the impact of items that affect comparability. Our management recognizes that the non-GAAP financial measure has inherent limitations because of the excluded items described below.

We have included in Table 2 a reconciliation of our non-GAAP financial measure to the most comparable financial measure calculated in accordance with GAAP. We believe that providing the non-GAAP financial measure, together with reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance.

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Table 1

Cash balance at September 30, 2025	$64.3M

Q4 cash financings:
At-the-market offering, net	70.0M
Warrant exercises	3.3M
Short-term investments	3.4M
Interest income	0.9M
Employee stock option exercises	0.2M

Q4 cash spend:
Normal operations	(0.4M	)
Working capital changes	(1.3M	)
Non-recurring expenses	(0.4M	)
Non-recurring investor relations	(1.0M	)
Inventory purchases	(7.7M	)
Equipment purchases	(0.5M	)
Short-term investments	(27.6M	)

Cash Balance at December 31, 2025	$103.2M

Table 2

Net loss for three months ended December 31, 2025	$(10.6M	)

Q4 non-cash income and expenses for the three months ended December 31, 2025:
Stock compensation expense	6.1M
Unrealized change in short term investments	3.2M

Q4 non-recurring items for the three months ended December 31, 2025:
Investor relations	1.0M
Professional fees and marketing events	0.5M
R&D costs associated with motors	0.3M
Realized gains from short-term investments	(1.4M	)

Adjusted net loss for the three months ended December 31, 2025	$(0.9M	)

Table 3

Working Capital Detail
	2025		2024
Total current assets	$159.5M		$6.1M
Total current liabilities less operating lease liability	(2.1M	)	(0.9M	)

Net working capital	$157.4M		$5.2M

Total financings, net of fees	$157.8M		$7.7M

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Unusual Machines, Inc.

Consolidated Balance Sheets

	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$103,261,397	$3,757,323
Short-term investments	39,214,909	–
Accounts receivable	1,779,423	66,575
Inventories	5,316,648	1,335,503
Prepaid inventory	9,748,483	904,728
Other current assets	190,622	31,500
Total current assets	159,511,482	6,095,629

Property and equipment, net	2,233,891	570
Operating lease right-of-use assets, net	2,607,256	323,514
Other assets	197,785	59,426
Goodwill	15,596,105	7,402,906
Intangible assets, net	2,561,895	2,225,530
Total non-current assets	23,196,932	10,011,946

Total assets	$182,708,414	$16,107,575

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,506,793	$668,732
Deferred revenue	638,125	197,117
Operating lease liability	456,429	67,870
Total current liabilities	2,601,347	933,669

Long-term liabilities
Deferred tax liability	146,772	93,793
Operating lease liability – long term	2,173,626	262,171
Contingent consideration	2,847,000	–

Total liabilities	7,768,745	1,289,633

Commitments and contingencies (Note 15)	–	–

Common stock - $0.01 par value, 500,000,000 authorized and 37,759,911 and 15,122,018 shares issued and outstanding at December 31, 2025 and 2024, respectively	377,596	151,221
Additional paid in capital	229,665,734	50,580,235
Accumulated deficit	(55,107,131)	(35,913,514)
Accumulated other comprehensive income (loss)	3,470	–
Total stockholders’ equity	174,939,669	14,817,942

Total liabilities and stockholders’ equity	$182,708,414	$16,107,575

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Unusual Machines, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2025	2024

Revenue	$11,199,217	$5,565,319

Cost of goods sold	7,292,370	4,019,068

Gross profit	3,906,847	1,546,251

Operating expenses:
Operations	3,234,706	959,740
Research and development	202,585	90,584
Sales and marketing	1,581,716	1,091,268
General and administrative	23,898,633	6,250,939
Loss on impairment of goodwill	–	10,073,326
Depreciation and amortization	141,267	72,161
Total operating expenses	29,058,907	18,538,018

Loss from operations	(25,152,060)	(16,991,767)

Other income (expense):
Interest income	1,830,944	1,146
Interest expense	(519)	(116,981)
Gain on debt extinguishment	–	1,259,979
Change in fair value of derivatives and warrant liabilities	–	(16,146,205)
Unrealized gain from short-term investments	2,469,908	–
Realized gain from short-term investments	1,623,317	–
Gain (Loss) from foreign currency transactions	(1,459)	–
Total other income (expense)	5,922,191	(15,002,061)

Net loss before income tax	(19,229,869)	(31,993,828)

Income tax benefit	36,252	13,360

Net loss	$(19,193,617)	$(31,980,468)

Comprehensive Income (Loss):

Net loss	$(19,193,617)	$(31,980,468)

Other comprehensive income (loss):
Gain from foreign currency translation	3,470	–

Comprehensive loss	$(19,190,147)	$(31,980,468)

Net loss
Basic and diluted	$(0.74)	$(3.84)

Weighted average common shares outstanding
Basic and diluted	26,015,541	8,325,128

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Unusual Machines, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2025 and 2024

	Series A, Preferred Stock		Series B, Preferred Stock		Series C, Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity

Balance, December 31, 2023	–	$–	190	$2	–	$–	3,217,255	$32,173	$5,315,790	$(3,933,046)	$1,414,919

Issuance of common shares as settlement	–	–	–	–	–	–	16,086	161	64,183	–	64,344
Issuance of common shares, initial public offering, net of offering costs	–	–	–	–	–	–	1,250,000	12,500	3,837,055	–	3,849,555
Issuance of common shares, business combination	–	–	–	–	–	–	4,250,000	42,500	16,957,500	–	17,000,000
Issuance of common shares, equity incentive plan	–	–	–	–	–	–	1,330,955	13,310	(13,310)	–	–
Issuance of common shares, private placement, net	–	–	–	–	–	–	1,286,184	12,862	1,812,842	–	1,825,704
Exchange of common shares for Series A preferred	4,250	43	–	–	–	–	(4,250,000)	(42,500)	42,457	–	–
Exchange of convertible note for Series C preferred	–	–	–	–	210	2	–	–	999,998	–	1,000,000
Conversion of preferred shares to common shares	(4,250)	(43)	(190)	(2)	(210)	(2)	5,830,000	58,300	(58,253)	–	–
Cash exercise of warrants	–	–	–	–	–	–	684,000	6,840	1,516,860	–	1,523,700
Convertible note conversion	–	–	–	–	–	–	1,507,538	15,075	17,849,250	–	17,864,325
Stock compensation expense - vested stock	–	–	–	–	–	–	–	–	2,194,938	–	2,194,938
Stock option compensation expense	–	–	–	–	–	–	–	–	60,925	–	60,925
Net loss	–	–	–	–	–	–	–	–	–	(31,980,468)	(31,980,468)

Balance, December 31, 2024	–	$–	–	$–	–	$–	15,122,018	$151,221	$50,580,235	$(35,913,514)	$14,817,942

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	Series A, Preferred Stock		Series B, Preferred Stock		Series C, Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Income	Equity
Balance, December 31, 2024	–	$–	–	$–	–	$–	15,122,018	$151,221	$50,580,235	$(35,913,514)	$–	$14,817,942

Issuance of common shares, Management/BOD	–	–	–	–	–	–	1,870,534	18,702	(18,702)	–	–	–
Issuance of common shares, option exercises	–	–	–	–	–	–	162,816	1,629	644,943	–	–	646,572
Issuance of common shares, consulting services	–	–	–	–	–	–	7,896	78	(78)	–	–	–
Issuance of common shares, advisory board	–	–	–	–	–	–	258,000	2,580	(2,580)	–	–	–
Issuance of common shares for exercise of warrants	–	–	–	–	–	–	2,015,405	20,154	5,724,773	–	–	5,744,927
Issuance of common shares, confidentially marketed public offering	–	–	–	–	–	–	8,000,000	80,000	36,416,000	–	–	36,496,000
Issuance of common shares, registered direct offering	–	–	–	–	–	–	5,000,000	50,000	44,851,000	–	–	44,901,000
Issuance of common shares, at-the-market, net of offering costs	–	–	–	–	–	–	4,666,600	46,666	69,933,868	–	–	69,980,534
Issuance of common shares, Rotor Lab acquisition	–	–	–	–	–	–	656,642	6,566	5,916,345	–	–	5,922,911
Stock compensation expense	–	–	–	–	–	–	–	–	1,868,514	–	–	1,868,514
Stock compensation expense - vested stock	–	–	–	–	–	–	–	–	13,751,416	–	–	13,751,416
Net loss	–	–	–	–	–	–	–	–	–	(19,193,617)	–	(19,193,617)
Foreign currency translation gain	–	–	–	–	–	–	–	–	–	–	3,470	3,470

Balance, December 31, 2025	–	$–	–	$–	–	$–	37,759,911	$377,596	$229,665,734	$(55,107,131)	$3,470	$174,939,669

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Unusual Machines, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(19,193,617)	$(31,980,468)
Depreciation and amortization	141,267	72,161
Stock compensation expense as settlement	–	64,344
Stock compensation expense	15,619,929	2,255,862
Unrealized gain on short-term investments	(2,469,908)	–
Realized gain on sale of short-term investments	(1,623,317)	–
Loss on impairment on goodwill	–	10,073,326
Change in fair value of derivatives and warrant liabilities	–	16,146,205
Gain on debt extinguishment	–	(1,281,880)
Credit loss provision	18,122	–
Income tax benefit	(36,252)	(13,360)
Change in assets and liabilities:
Accounts receivable	(1,598,551)	(59,777)
Inventory	(3,944,257)	455,101
Prepaid inventory	(8,843,755)	(83,749)
Other assets	(137,280)	54,940
Right of use asset	(2,353,311)	–
Accounts payable and accrued expenses	745,949	266,690
Operating lease liabilities	2,240,020	(48,438)
Customer deposits and other current liabilities	257,342	82,676
Net cash used in operating activities	(21,177,620)	(3,996,367)

Cash flows from investing activities
Cash portion of consideration paid for acquisition of businesses, net of cash received	93,054	(852,801)
Cash paid for short-term investments	(38,550,000)	–
Proceeds from sale of short-term investments	3,428,317	–
Purchases of property and equipment	(2,062,181)	–
Net cash used in investing activities	(37,090,810)	(852,801)

Cash flows from financing activities:
Proceeds from issuance of common shares, public offering	40,000,000	5,000,000
Proceeds from issuance of common shares, registered direct offering	48,500,000	–
Proceeds from issuance of common shares, at the market	72,145,636	–
Proceeds from option exercises	646,572	–
Proceeds from issuance of common shares, private placement	–	2,047,105
Proceeds from issuance of common shares, warrant exercises	5,744,927	1,523,700
Common share issuance offering costs	(9,268,101)	(859,087)
Net cash provided by (used in) financing activities	157,769,034	7,711,718

Net increase (decrease) in cash	99,500,604	2,862,550
Effect of exchange rate changes on cash	3,470	–

Cash, beginning of year	3,757,323	894,773

Cash, end of year	$103,261,397	$3,757,323

Supplemental disclosures of cash flow information:
Non-cash consideration paid for assets acquired and liabilities assumed	$8,769,911	$21,000,000
Deferred acquisitions costs	$–	$100,000
Deferred offering costs recorded as a reduction of proceeds	$–	$512,758

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